EXHIBIT 10.05

                    THIRD AMENDMENT
                 TO EMPLOYMENT AGREEMENT
                 DATED NOVEMBER 19, 1993

       Reference is made to the Executive Employment Agreement dated as of November 19, 1993 as amended by an Amendment dated February 8, 1995 and a second Amendment dated April 25, 1995 (the "Agreement") by and between J. Baker, Inc. and Dennis B. Tishkoff. Pursuant to paragraph 19 of the Agreement and in order to further amend certain provisions of the Agreement, the Agreement is further amended as follows:

       1. Paragraph 9 of the Agreement is hereby amended by adding the following two subparagraphs:

       "(e)    Without Cause.  Notwithstanding the provisions of
subparagraph (d) hereof, during the Term hereof and prior to any Change of Control of the Company, the Company may terminate this Agreement at any time without cause. In such event, the Company shall pay to the Employee, in accordance with the Company's regular pay intervals for its senior executives, an amount equal to the greater of (i) the amount of Base Salary the Employee would have received through the last day of the Term or (ii) one (1) year of Base Salary.

       (f) Change of Control/Change of Management. (i) In the event the Employee's employment with the Company is terminated (A) by the Company or (B) by the Employee for "good reason" within three (3) years after a Change in Control of the Company occurring during the Term hereof (regardless of whether such Employee's termination occurs after the expiration of the Term), or (ii) in the event the Employee's employment is terminated (C) by the Company (except if such termination is for "cause" as defined in subparagraph 9(c) hereof) or (D) by the Employee for good reason within three (3) years after the employment of any of Messrs. Socol, Weinstein or Levin, respectively, with the Company has terminated during the Term hereof for any reason including, without limitation, dismissal, resignation, retirement, death or termination for any other reason, then, in such event, the Company shall pay to the Employee an amount, in cash, (the "Severance Payment") equal to the greater of (i) the amount of Base Salary the Employee would have received through the last day of the Term or
(ii) one (1) year of Base Salary. For purposes of this Agreement "Base Salary" shall mean the Employee's Base Salary as set forth in paragraph 3 of this Agreement, as such Base Salary may be increased from time to time. If any of the termination events set forth in this subparagraph (f) shall occur during the Term hereof or other applicable time periods, the provisions of subparagraph (d) hereof, if applicable, shall be superseded by the provisions of this subparagraph (f) and the provisions of paragraph 7 hereof shall be null and void and have no further force or effect.

       (g) A termination for "good reason" shall be deemed to have occurred, and the Employee shall be entitled to the benefits set forth in this paragraph 9, if the Employee voluntarily terminates his employment after the occurrence of any of the following events, if either the circumstances set forth in paragraphs (f)(i) or (f)(ii) has occurred: (i) the assignment to the Employee of any duties inconsistent with the highest position (including status, offices, titles and reporting requirements), authority, duties or responsibilities attained by the Employee during the period of his employment by the Company;
(ii) a relocation of the Employee outside the metropolitan Columbus, Ohio area; or (iii) a decrease in the Employee's compensation (including base salary, bonus or fringe benefits).
For purposes hereof, "Change of Control of the Company" shall have the meaning set forth in the Company's 1994 Equity Incentive Plan, as approved by the Stockholders of the Company on June 7, 1994 (and without regard to any subsequent amendments thereto).

       (h) In the event the Employees's employment is terminated as described in Paragraph 9(f)(i) above, the Severance Payment shall be made to the Employee in a single lump sum cash payment. In the event the Employees's employment is terminated as described in Paragraph 9(f)(ii) above, the Severance Payment shall be made to the Employee in accordance with the Company's regular pay intervals for its senior executives beginning immediately following the Employee's termination of employment with the Company.

       2. All other terms of the Agreement shall remain unchanged and continue in full force and effect.

J. BAKER, INC.


/s/ Jerry M. Socol                      November 26, 1995
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By:    Jerry M. Socol                   Date
       President and
       Chief Executive Officer



/s/ Dennis B. Tishkoff                  November 26, 1995
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Dennis B. Tishkoff                      Date